UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):                  March 26, 2007

Kenexa Corporation

(Exact Name of Issuer as Specified in Charter)

Pennsylvania	000-51358	23-3024013
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 East Swedesford Road, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

(610) 971-9171
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01            Entry into a Material Definitive Agreement

The information set forth under item 2.03 of this report is incorporated herein by reference.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 26, 2007, Kenexa Technology, Inc., a Pennsylvania corporation (“Technology”) and a wholly owned subsidiary of Kenexa Corporation (the “Company”), entered into a First Amendment to Credit Agreement  (the “Amendment”) with PNC Bank, N.A., as administrative agent, and the several other lenders named therein.  The Amendment amends the terms of the Credit Agreement dated November 13, 2006, between Technology, PNC and the other lenders named therein (the “Credit Agreement”).  The Amendment increases the maximum amount available under the revolving credit facility portion of the Credit Agreement from $25 million to $50 million, including a sublimit of up to $2 million for letters of credit.  Technology repaid the balance of its obligations relating to the term loan portion of the Credit Agreement with the net proceeds from the Company’s public offering of its common stock in January 2007.  The Amendment provides that the Credit Agreement will terminate, and all borrowings of Technology thereunder will become due and payable, on March 26, 2010.  The Company and each of the U.S. subsidiaries of Technology are guarantors of the obligations of Technology under the Credit Agreement, as amended by the Amendment.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01            Financial Statements and Exhibits

(c) Exhibits.

10.1                         First Amendment to Credit Agreement dated March 26, 2007 among Kenexa Technology, Inc., the several banks and other financial institutions parties thereto and PNC Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2007	By:	/s/ DONALD F. VOLK
Donald F. Volk Chief Financial Officer

EXHIBIT INDEX

10.1                         First Amendment to Credit Agreement dated March 26, 2007 among Kenexa Technology, Inc., the several banks and other financial institutions parties thereto and PNC Bank, National Association, as administrative agent.